UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 16, 2015

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 14, 2015, Carrizo Oil & Gas, Inc. (the “Company”) and its wholly owned subsidiaries Bandelier Pipeline Holding, LLC, Carrizo (Eagle Ford) LLC, Carrizo (Marcellus) LLC, Carrizo (Marcellus) WV LLC, Carrizo (Niobrara) LLC, Carrizo (Utica) LLC, Carrizo Marcellus Holding, Inc., CLLR, Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, LLC, (collectively, the “Subsidiary Guarantors”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, BBVA Securities Inc., Capital One Securities, Inc. and Credit Agricole Securities (USA) Inc., as representatives of the several underwriters (collectively, the “Underwriters”), pursuant to which the Company agreed to sell $650.0 million aggregate principal amount of the Company’s 6.25% Senior Notes due 2023 (the “Senior Notes”) pursuant to the Company’s registration statement on Form S-3 (File No. 333-198459). Concurrent with the Senior Notes offering, Carrizo is conducting a cash tender offer for any and all of its 8.625% Senior Notes due 2018 (the “8.625% senior notes”) as well as a conditional call for redemption of the 8.625% senior notes that are not repurchased pursuant to the tender offer prior to the redemption date. The tender offer and conditional redemption are both subject to a number of conditions that may be waived or changed.

The Underwriting Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Subsidiary Guarantors, on one hand, and the Underwriters, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates, in the ordinary course of business for which they have received and would receive customary compensation. Certain of the Underwriters, or one or more of their respective affiliates, are lenders under the revolving credit facility and, as a result, will receive a portion of the net proceeds from the Senior Notes offering.

The Company intends to use a portion of the net proceeds from the Senior Notes offering to fund the repurchase or redemption, as applicable, of the 8.625% senior notes. In the event the net proceeds from the Senior Notes offering exceed the funds necessary to repurchase the 8.625% senior notes pursuant to the tender offer, the Company intends to use such excess net proceeds from the Senior Notes offering temporarily to repay borrowings outstanding under its revolving credit facility. Any proceeds not used as described are expected to be used for general corporate purposes. The offering is expected to close on April 28, 2015, subject to customary conditions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 1.1 to this report and incorporated by reference herein.

Statements in this report, including but not limited to those relating to the closing of the offering, use of proceeds, the proposed redemption, the tender offer, sales by the Underwriters and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include satisfaction of closing conditions to the Senior Notes offering, the tender offer and the redemption, actions by the Underwriters, results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond the Company’s control, including those described in the prospectus relating to the offering, the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 14, 2015 by and between Carrizo Oil & Gas, Inc., the Subsidiary Guarantors named therein and RBC Capital Markets, LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, BBVA Securities Inc., Capital One Securities, Inc. and Credit Agricole Securities (USA) Inc., as Representatives of the several Underwriters.

12.1	Computation of Ratios of Earnings to Fixed Charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: April 16, 2015

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 14, 2015 by and between Carrizo Oil & Gas, Inc., the Subsidiary Guarantors named therein and RBC Capital Markets, LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, BBVA Securities Inc., Capital One Securities, Inc. and Credit Agricole Securities (USA) Inc., as Representatives of the several Underwriters.

12.1	Computation of Ratios of Earnings to Fixed Charges.

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